EXHIBIT 21.01
SUBSIDIARIES OF THE REGISTRANT
Interwoven, Inc. has the following subsidiaries:

Corporation Name	Jurisdiction
Discovery Mining, Inc.	United States

Discovery Mining Ltd.	United Kingdom

Interwoven AB	Sweden

Interwoven Australia Pty. Ltd.	Australia

Interwoven BV	The Netherlands

Interwoven Canada Ltd.	Canada

Interwoven GmbH	Germany

Interwoven Hong Kong Ltd.	Hong Kong

Interwoven Japan KK	Japan

Interwoven Korea Inc.	Korea

Interwoven SARL	France

Interwoven Software Pte. Ltd.	Singapore

Interwoven Software Services India Private Limited	India

Interwoven Software SL	Spain

Interwoven Srl	Italy

Interwoven UK Ltd.	United Kingdom

Optimost Limited	United Kingdom

Optimost LLC	United States